Exhibit (p)(3)

NUVEEN INVESTMENTS
(Including Certain Subsidiaries of
Nuveen Investments, Inc.)

NUVEEN DEFINED PORTFOLIOS
NUVEEN CLOSED-END FUNDS
NUVEEN OPEN-END FUNDS

CODE OF ETHICS
AND
REPORTING REQUIREMENTS

February 1, 2005
As Amended through May 29, 2008

		Page No.
VII.	Recordkeeping	17
VIII.	Definitions	18

Schedule I:	Nuveen Subsidiaries Adopting this Code	22
Schedule II:	Designated Compliance or Legal Officers	23
Schedule III:	Open-End Funds Advised or Subadvised by a Nuveen Subsidiary	24
Schedule IV	PTA Compatible Broker-Dealers	26

I.  INTRODUCTION

This Code of Ethics (“Code”) is adopted by the subsidiaries of Nuveen Investments, Inc. (“Nuveen”) identified on Schedule I hereto, as may be amended from time to time (each a “Nuveen Subsidiary” and, together with Nuveen’s other subsidiaries, “Nuveen Investments”) in recognition of their fiduciary obligations to clients and in accordance with Rule 204A-1 under the Investment Advisers Act of 1940 and Rule 17j-1 under the Investment Company Act of 1940.  Among other things, these rules require a registered investment adviser to establish, maintain and enforce a written code of ethics that includes:

•
Standards of business conduct designed to reflect the adviser’s fiduciary obligations as well as those of its employees (including persons who provide investment advice on behalf of the adviser and who are subject to the adviser’s supervision and control)

•	Provisions requiring employees/access persons to comply with applicable federal securities laws;
•	Provisions designed to detect and prevent improper personal trading;
•	Provisions requiring access persons to make periodic reports of their personal securities transactions and holdings and requiring the adviser to review such reports;
•	Provisions requiring employees/access persons to report any violations under the code of ethics promptly to the chief compliance officer or other designated persons; and
•
Provisions requiring the adviser to provide to each of its employees/access persons a copy of the code of ethics and any amendments and requiring employees/access persons to provide a written acknowledgment of receipt.

Additionally, this Code is adopted by the Nuveen Defined Portfolios and, with respect to the provisions addressing non-interested directors (as defined in Section VIII below), by the Nuveen Open-End Funds and Closed End-Funds, pursuant to Rule 17j-1.

This Code designates all Nuveen Investments’ employees “access persons” (as defined in Section VIII below).

Each Nuveen Subsidiary, through its compliance officers, legal officers and/or other personnel designated on Schedule II hereto (“Designated Compliance or Legal Officers”) shall be responsible for the day-to-day administration of this Code with respect to those employees/access persons under the direct supervision and control of such Nuveen Subsidiary.

II. GENERAL PRINCIPLES

This Code is designed to promote the following general principles:

•	Nuveen Investments and its employees/access persons have a duty at all times to place the interests of clients first;
•
Employees/access persons must conduct their personal securities transactions in a manner that avoids any actual or potential conflict of interest or any abuse of their positions of trust and responsibility;

•	Employees/access persons may not use knowledge about pending or currently considered securities transactions for clients to profit personally;
•	Information concerning the identity of security holdings and financial circumstances of clients is confidential; and
•	Independence in the investment decision-making process is paramount.

III.  STANDARDS OF BUSINESS CONDUCT

A.  Fiduciary Standards

Nuveen Investments strives at all times to conduct its investment advisory business in strict accordance with its fiduciary obligations.  It is Nuveen Investments’ policy to protect the interest of each of its clients and to place the client’s interest first and foremost.  Nuveen Investments’ fiduciary responsibilities include the duty of care, loyalty, honesty, and good faith.  It is therefore imperative that employees/access persons provide full and fair disclosure of all relevant facts concerning any potential or actual conflict of interest, make investment decisions and recommendations that are suitable for clients, and seek best execution for client transactions in accordance with each Nuveen Subsidiary’s best execution policies and procedures.

B.  Compliance with Laws and Company Policies

Nuveen Investments operates in a highly regulated business environment, and has adopted many policies and procedures applicable to the conduct of its employees/access persons, including the Nuveen Investments, Inc. Code of Business Conduct and Ethics.  Employees/access persons must respect and comply with all laws, rules and regulations which are applicable to Nuveen Investments in the conduct of its business.  Without limiting the foregoing, it is especially important that employees/access persons comply with applicable federal securities laws, which prohibit, among other things, the following:

•	Employing any device, scheme or artifice to defraud a client;
•
Making any untrue statement of a material fact to a client or omitting to state a material fact necessary in order to make statements made to a client, in light of the circumstances under which they are made, not misleading;

•	Engaging in any act, practice or course of business that operates or would operate as a fraud or deceit upon a client;
•	Engaging in any manipulative practice with respect to a client; and
•	Engaging in any manipulative practice with respect to securities, including price manipulation.

C.  Conflicts of Interest

Compliance with Nuveen Investments’ fiduciary obligations can be achieved by avoiding conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to a client.

Conflicts of interest may arise, for example, when an employee or access person favors the interests of one client over another (e.g., a larger account over a smaller account, an account compensated by performance fees over an account not so compensated, or an account of a close friend or relative) without a legitimate reason for doing so.  Employees/access persons are prohibited from engaging in inappropriate favoritism among clients that would constitute a breach of fiduciary duty.

Conflicts may arise when an employee or access person has a material interest in or relationship with the issuer of a security that he or she is recommending or purchasing for a client.  Conflicts may also arise when an employee or access person uses knowledge about pending or currently considered securities transactions for clients to profit personally.  Restrictions on personal securities transactions are addressed in detail in Section V below.

Conflicts of interest may not always be clear-cut.  Any employee or access person of a Nuveen Subsidiary who becomes aware of a conflict of interest or potential conflict involving a client account should bring it to the attention of one of the Subsidiary’s Designated Compliance or Legal Officers.

D.  Gifts and Entertainment

Employees/access persons are restricted from accepting gifts from any person or entity that does business with or on behalf of Nuveen Investments or any client account.  For this purpose, “gift” has the same meaning as in Rule 2830 of the National Association of Securities Dealers Conduct Rules.  Gifts received by an employee from any one person or entity may not have an aggregate market value of more than $100 per year.  Employees/access persons may not accept gifts in an amount that exceeds $100 per year from any person or entity that does business with or proposes to do business with Nuveen Investments.  Employees/access persons are also subject to the restrictions in Rule 2830 with respect to accepting and providing non-cash compensation in the way of entertainment, including meals, golfing and tickets to cultural and sporting events.  Employees/access persons are similarly restricted from giving gifts others.   Employees/access persons may not give gifts in an amount that exceeds $100 per year to any person or entity that does business with or proposes to do business with Nuveen Investments.  For more information, refer to Nuveen Investments’ Cash and Non-Cash Compensation Procedures.

E.  Outside Directorships and Business Activities

Employees/access persons may not serve on the board of directors of any publicly traded company or engage in outside business activities without prior written approval from the General Counsel of Nuveen Investments or his or her designee.1   Employees/access persons must also obtain prior written approval before serving as a member of the finance or investment committee of any not-for-profit organization or performing other investment-related services for such organization.  Employees/access persons are required to report all outside business activities on a periodic basis.  If it appears that any such activity conflicts with, or may reasonably be anticipated to conflict with, the interests of Nuveen Investments or its clients, the employee or access person may be required to discontinue the activity.

F.  Protection of Confidential Information

Each employee/access person of a Nuveen Subsidiary must preserve the confidentiality of non-public information learned in the course of his or her employment, including nonpublic information about Nuveen Investments’ securities recommendations and client securities holdings and transactions.  Employees/access persons may not misuse such information or disclose such information, whether within or outside Nuveen Investments, except to authorized persons who need to know the information for business purposes.   Employees/access persons must comply with all laws, rules and regulations concerning the protection of client information including, without limitation, Regulation S-P.   Please refer to Nuveen’s Consumer Information Security Policy for more information.

1Employees/access persons who receive authorization to serve as board members of publicly traded companies must be isolated through information barriers from those persons making investment decisions concerning securities issued by the entities involved.

G.  Payments to Government Officials and Political Contributions

No payment can be made directly or indirectly to any employee, official or representative of any governmental agency or any party or candidate for the purposes of influencing any act or decision on behalf of Nuveen Investments.  Employees/access persons are free to participate as individuals in political activities, but are prohibited from engaging in such activities as a representative of Nuveen Investments and from using the name or credibility of Nuveen Investments in connection with political activities.  Nuveen Investments will not reimburse any employee or access person for any political contributions or similar expenses.

IV.  INSIDER TRADING

Nuveen Investments has adopted Policies and Procedures Designed to Detect and Prevent Insider Trading and to Preserve Confidential Information.  These policies and procedures prohibit employees/access persons from trading, either personally or on behalf of others, on the basis of material nonpublic information in violation of the law.  This conduct is frequently referred to as "insider trading."  Nuveen Investments’ policies and procedures to prevent insider trading apply to every employee/access person and extend to activities within and outside such individual’s duties at Nuveen Investments.

A.  Insider Trading

The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others.  While the law concerning insider trading is not static, it is generally understood that the law prohibits:

•	Trading by an insider while in possession of material nonpublic information;
•
Trading by a non-insider while in possession of material nonpublic information where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; and

•	Communicating material nonpublic information to others.

B.  Insider Status

The concept of an "insider" is broad.  It includes officers and employees of a company or other entity such as a municipality. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes.  A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, investment advisers and the employees of such organizations.

C.  Material Nonpublic Information

Trading on inside information is not a basis for liability unless the information is material.  "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities.  Information that officers and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.  Information is nonpublic until it has been effectively communicated to the marketplace.  One must be able to point to some fact to show that the information is generally public.  For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

D.  Identifying Inside Information.

Before trading for yourself or others in the securities of a company about which you may have potential inside information, ask yourself the following questions:

•
Is the information material?  Is this information that an investor would consider important in making his or her investment decisions?  Is this information that would substantially affect the market price of the securities if generally disclosed?

•	Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace?

E.  Reporting Suspected Inside Information.

If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:

•	Report the matter immediately to a Designated Compliance or Legal Officer;
•	Do not purchase or sell the securities on behalf of yourself or others; and
•	Do not communicate the information inside or outside of Nuveen Investments, other than to a Designated Compliance or Legal Officer.

After a Designated Compliance or Legal Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

Questions regarding Nuveen Investments’ policies and procedures to prevent insider trading should be referred to a Designated Compliance or Legal Officer.

V.  PERSONAL SECURITIES TRANSACTIONS

Set forth below are the restrictions on personal trading applicable to employees/access persons, including “investment persons” (as defined in Section VIII below), of each Nuveen Subsidiary.  A Nuveen Subsidiary may implement more restrictive requirements for employees under its direct supervision and control by adopting supplemental procedures under this Section V.   Also included are certain restrictions that apply to the non-interested directors of the Nuveen Funds.

A.  Trading Restrictions for All Employees/Access Persons

1.  Initial Public Offerings.  No employee/access person of any Nuveen Subsidiary may purchase, directly or indirectly for any account in which he or she has beneficial ownership, any security in an “initial public offering” (as defined in Section VIII below).  This requirement also does apply to transactions in an “initial public offering” in an account over which an employee/access person has granted full discretionary authority to a third party.

2.  Limited Offerings.  No employee/access person of any Nuveen Subsidiary may purchase, directly or indirectly for any account in which he or she has beneficial ownership, or outside such an account, any security in a “limited offering” (as defined in Section VIII below) without prior written approval as specified in subsection G below.2

3.  Other Securities.  No employee/access person of a Nuveen Subsidiary  may purchase or sell, directly or indirectly   for any account in which he or she has beneficial ownership, any security without first pre-clearing such transaction through PTA (as defined in Section VIII below)  as specified in subsection G below.

2A decision to grant approval will take into account, among other factors, whether the investment opportunity would be consistent with the strategies and objectives of a client account and whether the opportunity is being offered to the access person by virtue of his or her position with Nuveen Investments.

4.  Securities Being Purchased or Sold in Client Accounts. No employee/access person of any  Nuveen Subsidiary may purchase or sell, directly or indirectly for any account in which he or she has beneficial ownership, any security that to his or her actual knowledge is being purchased or sold, or is actively being considered for purchase or sale, by a client of Nuveen Investments.  This restriction, however, does not apply when the purchase or sale by the client account is a “maintenance trade” or an “unsupervised trade” (as defined in Section VIII below).

B.  Additional Trading Restrictions for Investment Persons

1.  Securities Eligible for Purchase or Sale by Client Accounts. Except with prior written approval, no investment person of a Nuveen Subsidiary may purchase or sell, directly or indirectly for any account in which he or she has beneficial ownership, any security eligible for purchase or sale by a client account for which such investment person has responsibility.3

2.  Securities Traded Within Seven Days Before or After a Client Transaction.  In the event that a client account purchases or sells a security within 7 days preceding or following the purchase, or purchases or sells a security within 7 days preceding or following the sale, of the same security by an investment person who has responsibility for the client account, the investment person may be required to dispose of the security and/or disgorge any profits associated with his or her transaction.  Such disposal and/or disgorgement may be required notwithstanding any prior written approval granted pursuant to paragraph B.1 above, unless the purchase or sale by the client account is a maintenance trade or unsupervised trade.

C.  Other Trading Restrictions

1.  Transactions in Shares of Certain Closed-End Funds and Similar Pooled Vehicles. No employee of a Nuveen Subsidiary either (a) working in the Chicago office or (b) working in Nuveen’s Closed-End Funds and Structured Products Group (or any successor group) may purchase or sell, directly or indirectly for any account in which he or she has beneficial ownership, any common  or preferred shares of a Nuveen Closed-End Fund (as defined in Section VIII below) or other closed-end fund advised or sub-advised by a Nuveen Subsidiary without prior written approval as specified in Subsection G below.  This pre-clearance requirement will also apply to common and preferred shares of any other exchange-listed investment product sponsored by Nuveen that is not a closed-end fund, such as the Nuveen Commodities Income and Growth Fund, and such product will be regarded as a Closed-End Fund for purposes of this Section V.C. and all related sections.   In addition, no employee, officer or director of any Nuveen Subsidiary who is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 by reason of his or her position with a Nuveen Closed-End Fund or other closed-end fund advised or sub-advised by a Nuveen Subsidiary may purchase or sell, directly or indirectly for any account in which he or she has beneficial ownership, any common shares of such fund without prior written approval as specified in Subsection G below.  These restrictions do apply to any such transactions in accounts over which an employee/access person has granted full discretionary authority to a third party.

3 Written approval may be withheld unless it is determined that the transaction is unlikely to present an opportunity for abuse and there has been no trade (other than a maintenance trade or unsupervised trade) in the same security during the 7 preceding days by a client account for which the investment person has some responsibility.

2.  Non-Interested Directors of the Nuveen Funds.  A non-interested director of a Nuveen Fund is deemed an “access person” of the Fund under Rule 17j-1.  Accordingly, in connection with his or her purchase or sale of a security held or to be acquired by the Fund, such non-interested director may not: engage in any act or practice that operates as a fraud or deceit upon the Fund; make any material misstatement or omission to the Fund; or engage in any manipulative practice with respect to the Fund.   Under this Code, a non-interested director of a Nuveen Fund:

•	May not purchase or sell common or preferred shares of a Nuveen Closed-End Fund without prior written approval;
•
•
May purchase or sell other securities which are eligible for purchase or sale by a Nuveen Fund, including securities in an initial public offering or limited offering,   without prior written approval unless such non-interested director has actual knowledge that the securities are being purchased or sold, or are actively being considered for purchase or sale, by the Nuveen Fund.

3.  Frequent Trading in Shares of Certain Open-End Funds.  Employees/access persons of each Nuveen Subsidiary must adhere to the restrictions on frequent trading set forth in the registration statement of any Nuveen Open-End Fund (as defined in Section VIII below) and any other open-end fund advised or sub-advised by a Nuveen Subsidiary.

4.  Excessive or Abusive Trading.  Excessive personal trading (as measured in terms of frequency, complexity of trading programs, numbers of trades or other measures) and other personal trading patterns that involve opportunities for abuse are inconsistent with fiduciary principles and this Code.  Accordingly, if the trading by an employee or access person in any account, including but not limited to a 401(k) plan, appears to be excessive or otherwise abusive, the Designated Compliance or Legal Officers of the applicable Nuveen Subsidiary may place additional restrictions on such trading.

D.  PTA System and Employee/Access Person Trade Monitoring

1.           PTA. PTA is Nuveen’s pre-clearance monitoring system for employee/access person transactions.  All personal transactions for such individuals must be pre-cleared through PTA.  This means that all transactions must be input into PTA for approval before any such transactions are executed.  All of the information required by PTA must be supplied in connection with the transaction. Employees/access persons will receive training for PTA.  Transactions effected pursuant to an “automatic investment plan” (as defined in Section VIII below) must only be submitted for pre-clearance one time, prior to the first transaction under the automatic investment plan.  The following trades are not required to be submitted to PTA for pre-clearance:

a.
Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuers, and sales of such rights so acquired;

b.
Acquisitions of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities; and

c.
Transactions that are non-volitional on the part of the access person, including transactions in managed accounts in which the employee/access person has no investment discretion and the call by a third party of an option on securities owned by the access person.  Such transactions are, however, subject to other restrictions including those contained in Sections V.A.1 and V.C.1.

2.           Employee/Access persons Accounts.  Employees/access persons must maintain all brokerage accounts at a PTA compatible broker-dealer.  This includes all brokerage accounts for the employee/access person’s family members living in their home, the brokerage accounts of any domestic partner and any other brokerage account over which the employee/access person has discretionary authority.  The PTA compatible broker-dealers are listed on Schedule IV and may be updated from time to time by the Compliance Department.  Certain accounts itemized in section D.3 below are excluded from this requirement.  Accounts that enable the employee/access person to engage in any transaction not specifically listed in Section D.3  below cannot be excluded and must be maintained at a PTA compatible broker-dealer.

3.           Accounts That May be Maintained at Non-PTA Compatible Broker-Dealers.  Employees/access persons may maintain accounts at broker-dealers that are not listed on Schedule IV when the account in question only allows for transactions in any or all of the following categories:

a.  Transactions in securities over which a person has no direct or indirect influence or control;4
b.  Transactions in securities issued by the U.S. Government, bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements;
c.  Transactions in shares of registered open-end investment companies, including open-end exchange-traded funds known as “ETFs” (other than the restrictions on frequent trading in shares of Nuveen Open-End Funds and other open-end funds advised or sub-advised by a Nuveen Subsidiary);
d.  Transactions in ETFs that are comparable to open-end ETFs but are formed as unit investment trusts; and
e.  Transactions in shares of unit investment trusts that are invested exclusively in one or more registered open-end investment companies.

A Designated Compliance or Legal Officers may grant other exceptions on a limited case-by-case basis.  The person seeking such exemption must make a request to the Designated Compliance or Legal Officers and must receive prior written approval in writing before the exemption becomes effective. (See Section G below for approval process.)

E.  Reporting Requirements

1.  General Reporting Requirements.  Nuveen Investments will deliver a copy of this Code, and amendments to this Code, to each employee/access person of a Nuveen Subsidiary.   Shortly after receipt of a copy of this Code or any amendment, the recipient shall be required to acknowledge that he or she:

•	Has received a copy of the Code;
•	Has read and understands the Code;
•	Agrees that he or she is legally bound by the Code; and

2This would include securities transactions in accounts over which a person has granted full discretionary authority to another party that does not have beneficial ownership in the securities, such as a separately managed account for which a third party has full and exclusive discretion, provided that the  Designated Compliance or Legal Officers receive written notice of such grant of authority.   Note that such grant of discretionary authority must be restricted as to JNC securities.  Employees/access persons may not grant discretion to another party for purchases or sales of JNC securities which always require prior approval by legal as specified in Subsection G below.

•	Will comply with all requirements of the Code.

2.  Initial Holdings Report.  Each access person of a Nuveen Subsidiary must submit through PTA a report of all holdings in securities within 10 days of becoming an access person.  The report must include the following information current as of a date not more than 45 days prior to the date of becoming an access person:

•	Title, type, exchange ticker symbol or CUSIP number, number of shares and principal amount of each security;
•	Name of any broker, dealer or bank with which the access person maintains an account; and
•	Date on which the report is submitted.

3.  Annual Holdings Report.  Access persons must submit through PTA a report of all security holdings within 45 days after the end of each calendar year.  The report must include the following information current as of the last day of the calendar year:

•	Title, type, exchange ticker symbol or CUSIP number, number of shares and principal amount of each security;
•	Name of any broker, dealer or bank with which the access person maintains an account; and
•	Date on which the report is submitted.

4.  Quarterly Transaction Reports.  Access persons must submit through PTA transaction reports no later than 30 days after the end of each calendar quarter covering all transactions in securities during the quarter.  The report must include:

•	Date of transaction, title, exchange ticker symbol or CUSIP number, interest rate and maturity date (if applicable), number of shares and principal amount of each security involved;
•	Nature of the transaction (e.g., purchase, sale or any other acquisition or disposition);
•	Price at which the transaction was effected;
•	Name of broker, dealer, or bank through which the transaction was effected;
•	Name of broker, dealer or bank with whom any new account was established and the date such account was established; and
•	Date on which the report is submitted.

5.  Transaction Reports of Non-Interested Nuveen Fund Directors.  Non-interested directors of a Nuveen Fund must report a personal securities transaction only if such director, at the time of that transaction, knew that during the 15-day period immediately preceding or subsequent to the date of the transaction by the director, such security was purchased or sold by the Fund or was being considered for purchase or sale by the Fund.  Non-interested directors must report securities transactions meeting these requirements within 30 days after the end of each calendar quarter.

6.  Reporting Holdings and Transactions in Certain Open-End Funds.  Unless one of the exceptions set forth in Section G below applies, holdings and transactions in shares of Nuveen Open-End Funds, and shares of any other open-end fund for which a Nuveen Subsidiary serves as an adviser or sub-adviser, must be included in the initial and annual holdings reports and quarterly transaction reports required by this Section E.   See Schedule III for a list of such funds.  However, employees/access persons need not take any action to report holdings or transactions in shares of Nuveen Open-End Funds through the Nuveen Investments 401(k)/Profit Sharing Plan because such information is being directly provided by the plan administrator to the Designated Compliance or Legal Officers.

7.  Brokerage Statements.  Each employee/access must provide the Designated Legal and Compliance Officers with a list of their brokerage accounts (or  other accounts that hold securities).  This requirement also includes accounts held directly with any Nuveen Open-End Fund or other open-end fund advised or sub-advised by a Nuveen Subsidiary, unless one of the exceptions in Section F below applies.  With respect to transactions in the Nuveen Investments 401(k)/Profit Sharing Plan, this requirement is deemed satisfied by virtue of the reports being sent by the plan administrator directly to the Legal and Compliance Department.

8.  Form of Holdings and Transaction Reports.  An employee/access person’s holdings and transaction reports required by this Section E shall be in the form required to be reported in PTA, or such other form approved by the Designated Compliance or Legal Officers.

F.  Exceptions to Reporting Requirements

The following holdings and/or transactions are not required to be included in the reports described in Section E above:

1.	Holdings and transactions in securities over which a person has no direct or indirect influence or control;
2.
Transactions effected pursuant to an automatic investment plan, including transactions in Nuveen Investments’ 401(k)/Profit Sharing Plan and any dividend reinvestment plan, unless such transactions override or deviate from the pre-set schedule or allocations of such automatic investment plan;

3.
Holdings and transactions in securities issued by the U.S. Government, bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements;

4.	Holdings and transactions in shares of registered open-end investment companies that are not advised or sub-advised by a Nuveen Subsidiary and are not exchange-traded open-end funds (ETFs); and
5.	Holdings and transactions in shares of unit investment trusts that are invested exclusively in one or more open-end funds that are not advised or sub-advised by a Nuveen Subsidiary.

G.  Procedures

1.  Notification of Status as Investment Person.  Nuveen Investments will notify each person who is considered to be an investment person under this Code.

2.  Maintenance of Access Person Master List.  Each Nuveen Subsidiary will maintain and update an access person master list containing the names of its access persons and investment persons who are subject to this Code.  It will also maintain a list of all open-end funds for which any Nuveen Subsidiary serves as an adviser or sub-adviser.

3.  Procedure for Requesting Prior Written Approval.  A request for prior written approval required by Sections A(1), A(3) and C(1) above must be made in writing to a Designated Compliance or Legal Officer of the applicable Nuveen Subsidiary.  Such requests must include the following information:

•	Title, ticker symbol or CUSIP number;
•	Type of security (bond, stock, note, etc.);
•	Maximum expected dollar amount or number of shares of proposed transaction;
•	Nature of the transaction (purchase or sale); and
•	Broker’s name and account number; and
•	Any other information, representations or certifications that a Designated Compliance or Legal Officer may reasonably request.

The person granting approval of a transaction will create an e-mail or other written record setting forth the terms of the approval and will copy the other employees/access persons who need to know such information.

The person making the request will have one business day to execute an approved transaction at market or to place or cancel a limit order.  Failure to execute the approved transaction within one business day will require the person to re-submit their pre-clearance request as described above.  The automatic execution of an order does not require an additional approval.

4.  Monitoring of Personal Securities Transactions. Designated Compliance or Legal Officers will review personal securities transactions and holdings reports periodically, either on a trade-by-trade basis or through various sampling techniques.

5. Pre-Clearance Through PTA.  Employees/access persons are required to use PTA Connect, the electronic monitoring system adopted by Nuveen Investments to pre-clear personal securities transactions in accordance with Section V (D) above.  All employees/access persons will be given computer based training on the procedures to be used within the PTA Connect system.

6.  Section 16 Officers Additional Reporting.  Section 16 Officers (as defined in Section VIII, below) are also required to report to the Legal Department in Chicago via email the details of any transaction requiring Section 16 filings immediately upon the completion of the transaction.  Section 16 Officers are also required to verify the information in all Section 16 filings with the Legal Department and confirm that the Section 16 filing was made within the required regulatory timeframe.

VI.  ADMINISTRATION AND ENFORCEMENT

A.  Approval of Code

This Code has been approved by each Nuveen Subsidiary identified on Schedule I hereto, the principal underwriter or depositor of the Nuveen Defined Portfolios, the board of directors of the Nuveen Open-End and Closed-End Funds, and the board of directors or trustees of other funds for which a Nuveen Subsidiary serves as an adviser or sub-adviser.  Material amendments must also be approved by such fund boards (or principal underwriter or depositor in the case of a unit investment trust) within six months of the amendment.

B.  Reporting to the Nuveen Fund Board

Nuveen Investments or the applicable Nuveen Subsidiary must provide an annual written report to the board of directors of any Nuveen Fund or other fund (other than a unit investment trust) for which a Nuveen Subsidiary serves as an adviser or sub-adviser.  The report must:

•
Describe any issues arising under the Code or procedures thereunder since the last report, including, but not limited to, information about material violations of the Code or procedures thereunder and sanctions imposed in response to such violations; and

•	Certify that procedures have been adopted that are reasonably necessary to prevent access persons from violating the Code.

C.  Duty to Report Violations

Employees/access persons must report violations of the Code promptly to a Designated Compliance or Legal Officer of the applicable Nuveen Subsidiary, who in turn must report all such violations to such Subsidiary’s Chief Compliance Officer.  Such reports will be treated confidentially to the extent permitted by law and investigated promptly.

D.  Sanctions for Violation of the Code

Employees/access persons may be subject to sanctions for violations of the specific provisions or general principles of the Code.  Violations by such persons will be reviewed and sanctions determined by the General Counsel of Nuveen Investments, the Director of Compliance and the Chief Compliance Officer of the applicable Nuveen Subsidiary, or their designee(s).  Sanctions which may be imposed include:

•	Formal warning;
•	Restriction of trading privileges;
•	Disgorgement of trading profits;
•	Fines; and/or
•	Suspension or termination of employment.

The factors which that may be considered when determining the appropriate sanctions include, but are not limited to:

•	Harm to a client’s interest;
•	Extent of unjust enrichment;
•	Frequency of occurrence;
•	Degree to which there is personal benefit from unique knowledge obtained through a person’s position with a Nuveen Subsidiary or its clients.
•	Degree of perception of a conflict of interest;
•	Evidence of fraud, violation of law, or reckless disregard of a regulatory requirement; and/or
•	Level of accurate, honest and timely cooperation from the person subject to the Code.

Material violations by non-interested directors of a Nuveen Fund may be reviewed and sanctions determined by the other non-interested directors of such Fund or a committee thereof.

E.  Form ADV Disclosure

Each Nuveen Subsidiary that is an investment adviser must include on Schedule F of Part II of its Form ADV a description of the Code and a statement that such Nuveen Subsidiary will provide a copy of the Code to any client or prospective client upon request.

F.   Interpretation of the Code and the Granting of Waivers

Questions concerning the interpretation or applicability of the provisions of this Code, and the granting of waivers or exceptions hereunder, may be determined and made by the General Counsel of Nuveen Investments, the Director of Compliance, the Chief Compliance Officer of the applicable Nuveen Subsidiary, or their designees.

VII.  RECORDKEEPING

Nuveen Investments will maintain the following records in a readily accessible place in accordance with Rule 17j-1(f) under the Investment Company Act of 1940 and Rule 204-2 under the Investment Advisers Act of 1940.

•	A copy of each Code that has been in effect at any time during the past five years;
•	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;
•	A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, an access person;
•	Holdings and transactions reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports;
•	A list of the names of persons who are currently, or within the past five years were, access persons;
•
A record of any decision and supporting reasons for approving the acquisition of securities by access persons in initial public offerings or limited offerings for at least five years after the end of the fiscal year in which approval was granted;

•	Any decisions that grant employees/access persons a waiver from or exception to the Code;
•	A record of persons responsible for reviewing access persons' reports currently or during the last five years; and
•	A copy of reports provided to a fund's board of directors regarding the Code.

VIII.  DEFINITIONS

A.           Access Person

Effective November, 2006, all Nuveen Investments employees will be considered “access persons”.  This standard is more restrictive than Rule 204A-1(e)(1) under the Investment Advisers Act of 1940and Rule 17j-1(a)(2) under the Investment Company Act of 1940.

B.  Automatic Investment Plan

“Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An automatic investment plan includes a dividend reinvestment plan.

C.  Beneficial Ownership

“Beneficial ownership” means having or sharing a direct or indirect pecuniary interest in a security through any contract, arrangement, understanding, relationship or otherwise.  The term “pecuniary interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities. See Rule 16a-1(a)(2) under the Securities Exchange Act of 1934. The pecuniary interest standard looks beyond the record owner of securities.  As a result, the definition of beneficial ownership is very broad and encompasses many situations that might not ordinarily be thought to confer a “pecuniary interest” in, or “ownership” of, securities, including the following:

•
Family Holdings.  As a general rule, you are regarded as the beneficial owner of securities not only in your name but held in the name of members of your immediate family, including:  your spouse or domestic partner; your child or other relative who shares your home or, although not living in your home, is economically dependent upon you; or any other person if you obtain from such securities benefits substantially similar to those of ownership.

•
Partnership and Corporate Holdings.  A general partner of a general or limited partnership will generally be deemed to beneficially own securities held by the partnership, so long as the partner has direct or indirect influence or control over the management and affairs of the partnership.  A limited partner will generally not be deemed to beneficially own securities held by a limited partnership, provided he or she does not own a controlling voting interest in the partnership.  If a corporation is your “alter ego” or “personal holding company,” the corporation’s holdings of securities will be attributable to you.

•
Investment Clubs.  You are deemed to beneficially own securities held by an investment club of which you or a member of your immediate family (as defined above) is a member.  Membership in investment clubs must be pre-approved by a Designated Compliance or Legal Officer.

•
Trusts.  You are deemed to beneficially own securities held in trust if any of the following is true: you are a trustee and either you or members of your immediate family (as defined above) have a monetary interest in the trust, whether as to principal or income; you have a vested beneficial interest in the trust; or you are settlor of the trust and you have the power to revoke the trust without obtaining the consent of all the beneficiaries.  See Rule 16a-1(a)(2) under the Securities Exchange Act of 1934.

•	Financial Power of Attorney. You are deemed to beneficially own securities held in any account over which you have financial power of attorney.

 D.  Control

“Control” of a company means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company, and a control relationship exists when a company controls, is controlled by, or is under common control with, another company.  Any person who owns beneficially, either directly or through one or more controlled companies, more than twenty-five percent (25%) of the voting securities of a company shall be presumed to control such company.  Any person who does not so own more than twenty-five percent (25%) of the voting securities of any company shall be presumed not to control such company.  A natural person shall be presumed not to be a controlled person.

E.  Fund

“Fund” means an investment company registered under the Investment Company Act of 1940.

F.  Initial Public Offering

“Initial public offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

G.  Investment Person

“Investment person” means an access person of a Nuveen Subsidiary who (i) in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities for a client account or (ii) is a natural person in a control relationship with a Nuveen Subsidiary and obtains information concerning recommendations made to a client account.  Investment persons of a Nuveen Subsidiary include portfolios managers, portfolio assistants, securities analysts and traders employed by such Nuveen Subsidiary, or any other persons designated as such on the Nuveen Subsidiary’s master access person list.

H.  Limited Offering

“Limited offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rules 504, 505 or 506 under such Act.  Limited offerings are also known as “private placements.”

I.  Maintenance Trade

“Maintenance trade” means a regular, day-to-day transaction in a security currently in a Nuveen Subsidiary’s model portfolio (or an alternative for such security) made for a new client account or pursuant to the deposit or withdrawal of money from an existing client account or a trade that is directed by a client account.  A maintenance trade also includes the sale of existing securities from a new client account for the purpose of acquiring securities currently in a Nuveen Subsidiary’s model portfolio (or an alternative for such securities).  A maintenance trade relates solely to rebalancing an existing client account or investing a new client account in a passive manner to track a model portfolio and is deemed not to involve the exercise of investment discretion.

J.  Non-Interested Director

“Non-interested director” means a director who is not an “interested director” of a fund and who is not employed by, or has a material business relationship or professional relationship with, the fund or the fund’s investment adviser or underwriter.  See Section 2(a)(19) of the Investment Company Act of 1040.

K.  Nuveen Fund

“Nuveen Fund” means any fund for which a Nuveen Subsidiary serves as the investment adviser and for which Nuveen Investments, LLC serves as a principal underwriter or as a member of the underwriting syndicate. A Nuveen Fund is any Nuveen Defined Portfolio, Nuveen Closed-End Fund or Nuveen Open-End Fund.

L.  Purchase or Sale of a Security

“Purchase or sale of a security” includes, among other things, the purchasing or writing of an option and the acquisition or disposition of any instrument whose value is derived from the value of another security.

M.  PTA

PTA is Nuveen’s automated employee personal trading pre-clearance system.  All employees/access persons must pre-clear applicable all transactions through PTA as described herein.  All employees/access persons will be required to successfully complete training on the utilization of PTA.

N.  Section 16 Officer

“Section 16 Officer” means every person who is directly or indirectly the beneficial owner of more than 10 percent of any class of any equity security (other than an exempted security) which is registered pursuant to Section 12 of the Exchange Act of 1934 or who is an officer or director of the issuer of such security.  See Section 16 of the Exchange Act of 1934.  The Nuveen Fund Board approves the list of Section 16 Officers for the Nuveen Funds on an annual basis.  This list is maintained in the Legal Department in Chicago and includes portfolio managers, traders and other employees responsible for making policy related decisions.

O.  Security

“Security” means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency or, in general, any interest or instrument commonly known as a security, or any certificate of interest or participation ink temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.  Without limiting the foregoing, a security also includes any instrument whose value is derived from the value of another security.

 P.  Unsupervised Trade

“Unsupervised trade” is the purchase or sale of a security for which no Nuveen Subsidiary has investment discretion.

SCHEDULE I

Nuveen Subsidiaries Adopting this Code

Nuveen Asset Management
Nuveen Investments Advisers Inc.
Nuveen HydePark Group, LLC
Nuveen Investments Institutional Services Group LLC
NWQ Investment Management Company, LLC
Richards & Tierney, Inc.
Rittenhouse Asset Management, Inc.
Santa Barbara Asset Management
Symphony Asset Management LLC
Tradewinds Global Investors, LLC
Nuveen Investments LLC
Nuveen Investments Canada Co.

Any other Nuveen subsidiary that may from time to time notify its employees/access persons that it has adopted this Code of Ethics

SCHEDULE II

Designated Compliance or Legal Officers

For pre-clearance of trades in common or preferred shares of Nuveen Closed-End Funds, employees/access persons in Chicago and Section 16 officers of the Funds should contact one of the following persons:

Giff Zimmerman	Kevin McCarthy

For pre-clearance of all other trades, employees/access persons should utilize PTA.  If directed by PTA to contact Compliance, contact one of the individuals identified below, depending on which Nuveen Subsidiary you are affiliated with:

If you are affiliated with any of the following :	You should contact one of the following persons:
Nuveen Asset Management, Nuveen Investments Advisers Inc., Nuveen HydePark Group, LLC,  Nuveen Investments Institutional Services Group LLC, NWQ Investment Management Company, LLC, Richards & Tierney, Inc., Rittenhouse Asset Management, Inc., Tradewinds Global Investors, LLC, or Nuveen Investments LLC
Ginny Johnson, Christina Legue, Cathie Reese, Walter Kelly, or Mary Keefe
If you are affiliated with:	You should contact one of the following persons:
Symphony Asset Management LLC Santa Barbara Asset Management	Martin Fawzy, Neil Rudolph, or Mary Keefe Carol Olson or Mary Keefe

If you are a Section 16 Officer:	You should contact the following persons:
Report the details of each Section 16 transaction via email to:	Mary Catherine Finneran, Ginny Johnson and Christina Legue

Schedule III
Funds Advised or Sub-Advised by a Nuveen Subsidiary as of 12-31-2009

Nuveen Municipal Trust
Nuveen Intermediate Duration Municipal Bond Fund
Nuveen Insured Municipal Bond Fund
Nuveen All-American Municipal Bond Fund
Nuveen Limited Term Municipal Bond Fund
Nuveen High Yield Municipal Bond Fund

Nuveen Multistate Trust I
Nuveen Arizona Municipal Bond Fund
Nuveen Colorado Municipal Bond Fund
Nuveen Florida Preference Municipal Bond Fund
Nuveen Maryland Municipal Bond Fund
Nuveen New Mexico Municipal Bond Fund
Nuveen Pennsylvania Municipal Bond Fund
Nuveen Virginia Municipal Bond Fund

Nuveen Multistate Trust II
Nuveen California Municipal Bond Fund
Nuveen California High Yield Municipal Bond Fund
Nuveen California Insured Municipal Bond Fund
Nuveen Connecticut Municipal Bond Fund
Nuveen Massachusetts Municipal Bond Fund
Nuveen Massachusetts Insured Municipal Bond Fund
Nuveen New Jersey Municipal Bond Fund
Nuveen New York Municipal Bond Fund
Nuveen New York Insured Municipal Bond Fund

Nuveen Multistate Trust III
Nuveen Georgia Municipal Bond Fund
Nuveen Louisiana Municipal Bond Fund
Nuveen North Carolina Municipal Bond Fund
Nuveen Tennessee Municipal Bond Fund

Nuveen  Multistate Trust IV
Nuveen Kansas Municipal Bond Fund
Nuveen Kentucky Municipal Bond Fund
Nuveen Michigan Municipal Bond Fund
Nuveen Missouri Municipal Bond Fund
Nuveen Ohio Municipal Bond Fund
Nuveen Wisconsin Municipal Bond Fund

Nuveen Investment Trust
Nuveen Moderate Allocation Fund
Nuveen Conservative Allocation Fund
Nuveen Multi-Manager Large Cap Value Fund

Nuveen Investment Trust II
Nuveen Tradewinds Global All-Cap Fund
Nuveen Tradewinds International Value Fund
Nuveen Tradewinds Global Resources Fund
Nuveen Tradewinds Global All-Cap Plus Fund
Nuveen Tradewinds Emerging Markets Fund
Nuveen Tradewinds Japan Fund
Nuveen Santa Barbara Global Equity Fund
Nuveen Santa Barbara Growth Fund
Nuveen Santa Barbara Strategic Growth Fund
Nuveen Santa Barbara International Equity Fund
Nuveen Santa Barbara Dividend Growth Fund
Nuveen Santa Barbara EcoLogic Equity Fund
Nuveen Santa Barbara Growth Plus Fund
Nuveen Santa Barbara Mid-Cap Growth Fund
Nuveen Symphony International Equity Fund
Nuveen Symphony Large-Cap Growth Fund
Nuveen Symphony Large-Cap Value Fund
Nuveen Symphony Mid-Cap Core Fund
Nuveen Symphony Optimized Alpha Fund
Nuveen Symphony Small-Mid Cap Core Fund
Nuveen Winslow Large-Cap Growth Fund

Nuveen Investment Trust III
Nuveen Multi-Strategy Income Fund
Nuveen High Yield Bond Fund
Nuveen Short Duration Bond Fund

Nuveen Investment Trust V
Nuveen Preferred Securities Fund
Nuveen NWQ Preferred Securities Fund

Other Funds
Advance Tradewinds Global Equities Fund
AGF Harmony Overseas Equity Pool
American Beacon Funds
AssetMark Tax-Exempt Fixed Income Fund
AXA Premier VIP Trust Multi-Manager Mid-Cap Value Portfolio
Defined Strategy Fund Inc
Dow 30 Enhanced Premium & Dividend Income Fund Inc
Dow 30 Premium & Dividend Income Fund Inc
Exemplar Global Opportunities Fund-Canadian
Global Income & Currency Fund
HSBC Investor Growth Portfolio
HSBC Investor Value Fund
HSBC US Large Cap Irish Fund
ING International Value Choice Fund

Nuveen Growth Allocation Fund
Nuveen NWQ Large-Cap Value Fund
Nuveen NWQ Multi-Cap Value Fund
Nuveen NWQ Small Cap Value Fund
Nuveen NWQ Small/Mid-Cap Value Fund
Nuveen NWQ Equity Income Fund
Nuveen Tradewinds Value Opportunities Fund
Nuveen U.S. Equity Completeness Fund
Nuveen Enhanced Core Equity Fund
Nuveen Enhanced Mid-Cap Fund
Nuveen Enhanced Core Equity Plus Fund

ING Value Choice Fund
ING Global Value Choice Fund
Integra – NWQ US Large Cap Value Fund
Leith Wheeler International Equity Plus Fund-Canadian
Mainstay Large Cap Growth Fund
Mainstay Variable Product Large Cap Growth Fund
MD Management Pooled Equity Fund
MGI US Large Cap Growth Equity Fund
MGI Canada Limited US Equity Fund
MLIG Roszel/Santa Barbara Conservative Growth Portfolio
MTB Large Cap Value Fund I
NASDAQ Premium Income & Growth Fund
New Covenant Growth Fund
Northern Trust Multi-Manager International Equity Fund
Renaissance Canadian Core Value Fund
Renaissance Global Value Fund
Riversource International Select Value Fund
Russell Global Equity Fund
Russell World Equity Fund
Russell World Equity Fund II
Wilshire Small Company Value Fund

Updated as of 12/31/2009

Nuveen Closed End Funds

NON-LEVERAGED MUNI FUNDS
TICKER SYMBOLS
Nuveen Municipal Value Fund, Inc.	NUV
Nuveen Municipal Value Fund 2	NUW
Nuveen California Municipal Value Fund, Inc.	NCA
Nuveen New York Municipal Value Fund, Inc.	NNY
Nuveen Municipal Income Fund, Inc.	NMI
Nuveen California Municipal Value Fund 2	NCB
Nuveen New Jersey Municipal Value Fund 2	NYV
Nuveen New York Municipal Value Fund 2	NYV
Nuveen Pennsylvania Municipal Value Fund	NPN

INTERMEDIATE FUNDS

Nuveen Select Maturities Municipal Fund (not leveraged)	NIM

NON-LEVERAGED PORTFOLIOS

Nuveen Select Tax-Free Income Portfolio	NXP
Nuveen Select Tax-Free Income Portfolio 2	NXQ
Nuveen California Select Tax-Free Income Portfolio	NXC
Nuveen New York Select Tax-Free Income Portfolio	NXN
Nuveen Select Tax-Free Income Portfolio 3	NXR

LEVERAGED TAXABLE CLOSED-END FUNDS

Nuveen Real Estate Income Fund	JRS
Nuveen Quality Preferred Income Fund	JTP
Nuveen Quality Preferred Income Fund 2	JPS
Nuveen Quality Preferred Income Fund 3	JHP
Nuveen Multi-Strategy Income and Growth Fund	JPC
Nuveen Multi-Strategy Income and Growth Fund 2	JQC
Nuveen Diversified Dividend and Income Fund	JDD
Nuveen Tax-Advantaged Total Return Strategy Fund	JTA
Nuveen Tax-Advantaged Floating Rate Fund	JFP
Nuveen Tax-Advantaged Dividend Growth Fund	JTD

NON-LEVERAGED TAXABLE CLOSED-END FUNDS

Nuveen Equity Premium Income Fund	JPZ
Nuveen Equity Premium Opportunity Fund	JSN
Nuveen Equity Premium Advantage Fund	JLA
Nuveen Equity Premium and Growth Fund	JPG
Nuveen Global Government Enhanced Income Fund	JGG
Nuveen Global Value Opportunities Fund	JGV
Nuveen Core Equity Alpha Fund	JCE
Nuveen Multi-Currency Short-Term Government Income Fund	JGT
Nuveen Mortgage Opportunity Term Fund	JLS

SENIOR LOAN FUNDS

Nuveen Senior Income Fund (leveraged)	NSL
Nuveen Floating Rate Income Fund (leveraged)	JFR

Nuveen Floating Rate Income Opportunity Fund (leveraged)	JRO

LEVERAGED MUNICIPAL FUNDS

TICKER SYMBOLS

Nuveen Premium Income Municipal Fund, Inc.	NPI
Nuveen Performance Plus Municipal Fund, Inc.	NPP
Nuveen California Performance Plus Municipal Fund, Inc.	NCP
Nuveen New York Performance Plus Municipal Fund, Inc.	NNP
Nuveen Municipal Advantage Fund, Inc.	NMA
Nuveen Municipal Market Opportunity Fund, Inc.	NMO
Nuveen California Municipal Market Opportunity Fund, Inc.	NCO
Nuveen Investment Quality Municipal Fund, Inc.	NQM
Nuveen California Investment Quality Municipal Fund, Inc.	NQC
Nuveen New York Investment Quality Municipal Fund, Inc.	NQN
Nuveen Insured Quality Municipal Fund, Inc.	NQI
Nuveen New Jersey Investment Quality Municipal Fund, Inc.	NQJ
Nuveen Pennsylvania Investment Quality Municipal Fund	NQP
Nuveen Select Quality Municipal Fund, Inc.	NQS
Nuveen California Select Quality Municipal Fund, Inc.	NVC
Nuveen New York Select Quality Municipal Fund, Inc.	NVN
Nuveen Quality Income Municipal Fund, Inc.	NQU
Nuveen Insured Municipal Opportunity Fund, Inc.	NIO
Nuveen Michigan Quality Income Municipal Fund, Inc.	NUM
Nuveen Ohio Quality Income Municipal Fund, Inc.	NUO
Nuveen Texas Quality Income Municipal Fund	NTX
Nuveen California Quality Income Municipal Fund, Inc.	NUC
Nuveen New York Quality Income Municipal Fund, Inc.	NUN
Nuveen Premier Municipal Income Fund, Inc.	NPF
Nuveen Premier Insured Municipal Income Fund, Inc.	NIF
Nuveen Premium Income Municipal Fund 2, Inc.	NPM
Nuveen Arizona Premium Income Municipal Fund, Inc.	NAZ
Nuveen Insured California Premium Income Municipal Fund, Inc.	NPC
Nuveen Michigan Premium Income Municipal Fund, Inc.	NMP
Nuveen New Jersey Premium Income Municipal Fund, Inc.	NNJ
Nuveen Insured New York Premium Income Municipal Fund, Inc.	NNF
Nuveen Premium Income Municipal Fund 4, Inc.	NPT
Nuveen Insured California Premium Income Municipal Fund 2, Inc.	NCL
Nuveen Maryland Premium Income Municipal Fund	NMY
Nuveen Massachusetts Premium Income Municipal Fund	NMT
Nuveen Pennsylvania Premium Income Municipal Fund 2	NPY
Nuveen Virginia Premium Income Municipal Fund	NPV
Nuveen Connecticut Premium Income Municipal Fund	NTC
Nuveen Georgia Premium Income Municipal Fund	NPG
Nuveen Missouri Premium Income Municipal Fund	NOM
Nuveen North Carolina Premium Income Municipal Fund	NNC
Nuveen California Premium Income Municipal Fund	NCU
Nuveen Insured Premium Income Municipal Fund 2	NPX
Nuveen California Dividend Advantage Municipal Fund	NAC
Nuveen New York Dividend Advantage Municipal Fund	NAN
Nuveen Dividend Advantage Municipal Fund	NAD
Nuveen Arizona Dividend Advantage Municipal Fund	NFZ
Nuveen Connecticut Dividend Advantage Municipal Fund	NFC
Nuveen Maryland Dividend Advantage Municipal Fund	NFM
Nuveen Massachusetts Dividend Advantage Municipal Fund	NMB
Nuveen North Carolina Dividend Advantage Municipal Fund	NRB

Nuveen Virginia Dividend Advantage Municipal Fund	NGB
Nuveen Dividend Advantage Municipal Fund 2	NXZ
Nuveen California Dividend Advantage Municipal Fund 2	NVX
Nuveen New Jersey Dividend Advantage Municipal Fund	NXJ
Nuveen New York Dividend Advantage Municipal Fund 2	NXK
Nuveen Ohio Dividend Advantage Municipal Fund	NXI
Nuveen Pennsylvania Dividend Advantage Municipal Fund	NXM
Nuveen Dividend Advantage Municipal Fund 3	NZF
Nuveen California Dividend Advantage Municipal Fund 3	NZH
Nuveen Georgia Dividend Advantage Municipal Fund	NZX
Nuveen Maryland Dividend Advantage Municipal Fund 2	NZR
Nuveen Michigan Dividend Advantage Municipal Fund	NZW
Nuveen Ohio Dividend Advantage Municipal Fund 2	NBJ
Nuveen North Carolina Dividend Advantage Municipal Fund 2	NNO
Nuveen Virginia Dividend Advantage Municipal Fund 2	NNB
Nuveen Insured Dividend Advantage Municipal Fund	NVG
Nuveen Insured California Dividend Advantage Municipal Fund	NKL
Nuveen Insured New York Dividend Advantage Municipal Fund	NKO
Nuveen Arizona Dividend Advantage Municipal Fund 2	NKR
Nuveen Connecticut Dividend Advantage Municipal Fund 2	NGK
Nuveen New Jersey Dividend Advantage Municipal Fund 2	NUJ
Nuveen Ohio Dividend Advantage Municipal Fund 3	NVJ
Nuveen Pennsylvania Dividend Advantage Municipal Fund 2	NVY
Nuveen Arizona Dividend Advantage Municipal Fund 3	NXE
Nuveen Connecticut Dividend Advantage Municipal Fund 3	NGO
Nuveen Georgia Dividend Advantage Municipal Fund 2	NKG
Nuveen Maryland Dividend Advantage Municipal Fund 3	NWI
Nuveen North Carolina Dividend Advantage Municipal Fund 3	NII
Nuveen Insured Tax-Free Advantage Municipal Fund	NEA
Nuveen Insured California Tax-Free Advantage Municipal Fund	NKX
Nuveen Insured Massachusetts Tax-Free Advantage Municipal Fund	NGX
Nuveen Insured New York Tax-Free Advantage Municipal Fund	NRK
Nuveen Municipal High Income Opportunity Fund	NMZ
Nuveen Municipal High Income Opportunity Fund 2 (not leveraged)	NMD
Nuveen Enhanced Municipal Value Fund (not leveraged)	NEV

Schedule IV

PTA Compatible Broker-Dealers

1.	Ameritrade
2.	Charles Schwab
3.	Citigroup/Smith Barney
4.	E*Trade
5.	Fidelity
6.	Merrill Lynch
7.	Morgan Stanley
8.	Scottrade
9.	UBS
10.	Wachovia